EXHIBIT 99.1
     Contact:
John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Ardea Biosciences Reports Progress of Clinical Development Programs;
Announces Fourth Quarter and Full-Year 2008 Financial Results and Provides
2009 Outlook and Financial Guidance
SAN DIEGO, March 13, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of gout, human immunodeficiency virus (HIV), cancer and inflammatory diseases, today reported recent accomplishments, announced fourth quarter and full-year 2008 financial results and provided key upcoming clinical development milestones and financial guidance for 2009.
“Since our last annual update we have advanced all of our clinical stage programs and replenished our balance sheet with two successful financings in a very difficult funding environment. We are particularly pleased with the progress we have made with RDEA594, which we have successfully advanced through preclinical development and into a series of Phase 1 clinical studies in healthy volunteers. We plan to continue RDEA594’s rapid progress by completing a Phase 2 dose-ranging study in gout patients in 2009. The approximately $39 million added to our balance sheet in the fourth quarter of 2008 from a growth capital loan and private placement of common stock and warrants should allow us to fund operations well beyond the expected completion of the Phase 2 study without requiring any additional cash infusions,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer.
Recent Accomplishments
•	In December 2008, we completed a single ascending dose Phase 1 clinical study of RDEA594 in normal healthy volunteers, demonstrating that single doses of up to 600 mg of RDEA594 were well tolerated, with linear increases in drug levels observed throughout the dose ranges investigated, and with up to an 11-hour elimination half life. A dose-related decrease in serum uric acid was observed, with overall reductions compared to placebo of up to 30% over the first 24 hours, which is about twice that observed in prior studies with a single 800 mg dose of RDEA806, RDEA594’s prodrug, given as an enteric-coated tablet;

•	In December 2008, we completed a $30.6 million gross proceeds private placement of 2,737,336 newly issued shares of common stock and warrants to purchase 684,332 shares of common stock at a total purchase price of $11.17 per unit, with each unit consisting of one share of common stock and one warrant to purchase 0.25 shares of common stock;

•	In November 2008, we received an $8.0 million growth capital loan from Oxford Finance Corporation and Silicon Valley Bank;

•	In October 2008, based on positive in vitro synergy data, we initiated a Phase 1/2 study of RDEA119 in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals and Bayer HealthCare) in advanced cancer patients; and

•	We have continued to prepare RDEA806 for further clinical development by obtaining additional regulatory approvals to conduct our planned international Phase 2b HIV study and by successfully completing a number of important safety and toxicology studies including a Thorough QT study. Results from the Thorough QT study demonstrated that QTc intervals were not increased by any dose of RDEA806 tested. In addition, the study provided information on the lack of pharmacokinetic differences between Caucasians and African-Americans. These results provide further support for RDEA806’s cardiac safety profile as well as its potential to improve current standard-of-care therapy as ethnicity-based differences in metabolism, which can lead to increased side effects in African-Americans, have been documented with efavirenz (Sustiva ®, Bristol-Myers Squibb).
Important Upcoming Clinical Development Milestones
•	Complete our ongoing multiple ascending dose Phase 1 study of RDEA594 in normal healthy volunteers in the first quarter of 2009;

•	Complete our ongoing Phase 2a proof-of-concept study of RDEA594’s prodrug, RDEA806, in the target population of gout patients in the first quarter of 2009;

•	Initiate a Phase 2 dose-ranging study of RDEA594 in gout patients in the first half of 2009;

•	Identify a clinical candidate from our next generation URAT1 inhibitor program in the first half of 2009;

•	Complete and report results from our ongoing Phase 1/2 study of RDEA119 in combination with sorafenib in patients with advanced cancer in the second half of 2009;

•	Complete and report results from our ongoing Phase 1 monotherapy study of RDEA119 in patients with advanced cancer in the second half of 2009; and

•	Initiate a Phase 2b clinical study of RDEA806 in HIV patients in 2009 following the establishment of a corporate partnership.
2008 Financial Results
As of December 31, 2008, we had $57.7 million in cash, cash equivalents, and short-term investments compared to $66.2 million as of December 31, 2007. The decrease in cash, cash equivalents and short-term investments for the year ended December 31, 2008 was due to the use of our financial resources to fund our clinical and preclinical programs, increased personnel costs, and for other general corporate purposes, partially offset by the proceeds received from our growth capital loan and the sale of equity securities in the fourth quarter of 2008.
The net loss applicable to common stockholders for the three and twelve months ended December 31, 2008 was $12.7 million and $55.1 million, or $0.82 per share and $3.79 per share, respectively, compared to a net loss applicable to common stockholders for the same periods in 2007 of $9.1 million and $25.3 million, or $0.86 per share and $2.55 per share, respectively. The net loss applicable to common stockholders for the three and twelve months ended December 31, 2008 included non-cash charges of $1.4 million and $5.1 million, or $0.09 per share and $0.35 per share, respectively, for stock-based compensation expense. For the same periods in

2007, we reported non-cash charges of $0.6 million and $1.4 million, or $0.05 per share and $0.14 per share, respectively, for stock-based compensation expense. The increase in net loss applicable to common stockholders and net loss applicable to common stockholders per share between these periods was due primarily to increased research and development expenses related to the continued development and progression of our clinical and preclinical programs, increased general and administrative expenses to support that effort and our overall growth.
Revenue for the three and twelve months ended December 31, 2008 was $44,000 and $0.3 million, respectively, compared to $0.3 million and $3.1 million for the three and twelve months ended December 31, 2007, respectively. Historically, our revenues have resulted from the research services we have provided under our master services agreement with Valeant Research and Development, Inc. (Valeant). The decrease in revenues from 2007 levels is due to the earlier than anticipated identification of a clinical development candidate from that program and Valeant’s subsequent reduction in the utilization of our research and development services. The master services agreement has since terminated by its terms.
Excluding the proceeds from our growth capital loan and sale of equity securities in the fourth quarter of 2008, our cash usage for 2008 was $46.8 million, which was in line with previously provided 2008 cash usage guidance of between $45 million and $50 million.
2009 Financial Guidance
As of December 31, 2008, we had a total of $57.7 million in cash, cash equivalents and short-term investments. Excluding any proceeds that we may receive from future business development or financing activities, we anticipate our 2009 cash usage to be between $38 million and $43 million.

ARDEA BIOSCIENCES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	December 31,		Twelve Months Ended
	(Unaudited)		December 31,
	2008	2007	2008	2007
Collaboration revenues	$44	$268	$304	$3,095

Operating expenses:
Research and development	10,711	7,260	44,858	23,103
General and administrative	1,994	2,653	11,921	7,566

Total operating expenses	12,705	9,913	56,779	30,669

Loss from operations	(12,661)	(9,645)	(56,475)	(27,574)

Other income, net:
Interest income	210	440	1,524	2,128
Interest expense	(204)	—	(215)	—
Other income (expense)	(11)	187	171	375

Total other income, net	(5)	627	1,480	2,503

Net loss	(12,666)	(9,018)	(54,995)	(25,071)

Non-cash dividends on Series A preferred stock	—	(60)	(60)	(240)

Net loss applicable to common stockholders	$(12,666)	$(9,078)	$(55,055)	$(25,311)

Basic and diluted net loss per share applicable to common stockholders	$(0.82)	$(0.86)	$(3.79)	$(2.55)

Shares used in computing basic and diluted net loss per share applicable to common stockholders	15,453	10,583	14,544	9,934

Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2008	2007
Cash, cash equivalents and short-term investments	$57,743	$66,215
Total assets	$61,475	$68,840
Total stockholders’ equity	$45,958	$63,739

About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of gout, HIV, cancer and inflammatory diseases. We have five product candidates in clinical trials and others in preclinical development and discovery. Our most advanced product candidate is RDEA806, a non-nucleoside reverse transcriptase inhibitor (NNRTI), which has successfully completed a Phase 2a study for the treatment of patients with HIV. We have evaluated our second-generation NNRTI for the treatment of HIV, RDEA427, in a human micro-dose pharmacokinetic study and have selected it for clinical development based on a plasma half-life of greater than 40 hours. RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is being evaluated in Phase 1 clinical trials. We are evaluating our lead MEK inhibitor, RDEA119, in a Phase 1/2 study in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals, Bayer HealthCare) and as a single agent in a Phase 1 study, both in advanced cancer patients, and have completed a Phase 1 study in normal healthy volunteers as a precursor to trials in patients with inflammatory diseases. Lastly, we have evaluated our second-generation MEK inhibitor for the treatment of cancer and inflammatory diseases, RDEA436, in a human micro-dose pharmacokinetic study and have selected it for clinical development.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA806, RDEA594, RDEA427, RDEA119, RDEA436 and our other compounds and the timing and results of our preclinical, clinical and other studies, sufficiency of our cash resources and our financial performance. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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